                                                                    EXHIBIT 99.2

                    [LETTERHEAD OF CIBC WORLD MARKETS CORP.]

The Board of Directors
Fogdog, Inc.
500 Broadway
Redwood City, California 94063

Members of the Board:

   CIBC World Markets Corp. ("CIBC World Markets") hereby consents to the inclusion of the opinion letter of CIBC World Markets to the Board of Directors of Fogdog, Inc. ("Fogdog") as Annex F to, and to the reference thereto under the captions "SUMMARY--Opinion of Fogdog's Financial Advisor" and "THE MERGER-- Opinion of Fogdog's Financial Advisor" in, the Proxy Statement/Prospectus of Fogdog and Global Sports, Inc. ("Global Sports") relating to the proposed merger transaction involving Fogdog and Global Sports. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                               /s/ CIBC World Markets Corp.
                                          By: _________________________________
                                                 CIBC WORLD MARKETS CORP.

November 22, 2000